Exhibit 10

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (this “Loan Modification Agreement”) is dated as of June 9, 2005, but is effective as of June 6, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and NETSCOUT SYSTEMS, INC., a Delaware corporation with offices at 310 Littleton Road, Westford, Massachusetts 01886-4105 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a certain loan arrangement dated as of March 12, 1998, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of March 12, 1998 between Borrower and Bank, as amended by certain Loan Modification Agreements between Borrower and Bank dated March 11, 1999, March 10, 2000, June 27, 2000, March 9, 2001, August 14, 2001, September 7, 2001, March 10, 2002, November 7, 2002, March 19, 2003, dated as of July 31, 2003, effective as of June 8, 2003, and June 8, 2004 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement established a working capital line of credit in favor of Borrower in the maximum principal amount of Ten Million Dollars ($10,000,000.00) (the “Committed Revolving Line”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness and obligations owing by Borrower to Bank shall be referred to as the “Obligations”.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1. The Loan Agreement shall be amended by deleting the following Section 2.1.2 entitled “Letters of Credit Sublimit” in its entirety:

“2.1.2 Letters of Credit Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the Committed Revolving Line, minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the FX Reserve, minus (iv) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit). The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)

may not exceed $5,000,000.00. Each Letter of Credit shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of the Committed Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever.”

and inserting in lieu thereof the following:

“2.1.2 Letters of Credit Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the Committed Revolving Line, minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the FX Reserve, minus (iv) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit). The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed Ten Million Dollars ($10,000,000.00). Each Letter of Credit shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of the Committed Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever.”

2. The Loan Agreement shall be amended by deleting the following Section 2.1.3 entitled “Cash Management Service Sublimit” in its entirety:

“2.1.3 Cash Management Services Sublimit. Borrower may use up to Two Hundred Thousand Dollars ($200,000.00) for the Bank’s Cash Management Services (the “Cash Management Services Sublimit”), which may include merchant services, direct deposit of payroll, business credit card, and PC-ACH services identified in various cash management services agreements related to such Cash Management Services (the

“Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances.”

and inserting in lieu thereof the following:

“2.1.3 Cash Management Services Sublimit. Borrower may use up to Ten Million Dollars ($10,000,000.00) for the Bank’s Cash Management Services (the “Cash Management Services Sublimit”), which may include merchant services, direct deposit of payroll, business credit card, and PC-ACH services identified in various cash management services agreements related to such Cash Management Services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances.”

3. The Loan Agreement shall be amended by deleting the following Section 2.1.4 entitled “Foreign Exchange Sublimit” in its entirety:

“2.1.4 Foreign Exchange Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which sublimit is a maximum of $1,000,000.00 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.”

and inserting in lieu thereof the following:

“2.1.4 Foreign Exchange Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank shall subtract 10% of each outstanding FX Forward Contract (the “FX Reserve”) from the foreign exchange sublimit, which sublimit is a maximum of Ten Million Dollars

($10,000,000.00). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.”

4. The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

““Revolving Maturity Date” means June 6, 2005.”

and inserting in lieu thereof the following:

““Revolving Maturity Date” means June 6, 2007.”

4. FEES. Borrower shall pay to Bank a modification fee of Forty-Five Thousand Dollars ($45,000.00), which fee shall be earned as of the date hereof and shall be payable as follows: (i) Twenty-Five Thousand Dollars ($25,000.00) on the date hereof and (ii) Twenty Thousand Dollars ($20,000.00) on the sooner to occur of (x) the occurrence of an Event of Default, (y) the early termination of the Loan Agreement, or (z) June 6, 2006. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

7. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

9. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

NETSCOUT SYSTEMS, INC.		SILICON VALLEY BANK

By:	/s/ David P. Sommers	By:	/s/ Michael D. Sinclair
Name:	David P. Sommers	Name:	Michael D. Sinclair
Title:	Senior Vice President and Chief Financial Officer	Title:	Vice President